                                                                EXHIBIT 9(A)(11)

                            DUKE ENERGY CORPORATION

                   SUPPLEMENT TO OFFER TO PURCHASE FOR CASH

               OUTSTANDING SHARES OF THE FOLLOWING SERIES OF ITS
           PREFERRED STOCK AND PREFERRED STOCK A AT INCREASED PRICES

                                              CUSIP   OUTSTANDING PURCHASE PRICE
TITLE OF SERIES                              NUMBER     SHARES      PER SHARE
---------------                             --------- ----------- --------------
Preferred Stock ($100 par value)
  4.50% Series C..........................  264399791    350,000     $ 92.03
  7.85% Series S..........................  264399759    600,000     $119.44
  7.00% Series W..........................  264399668    500,000     $116.24
  6.75% Series X..........................  264399650    500,000     $116.41
  7.04% Series Y..........................  264399643    600,000     $116.96
Preferred Stock A ($25 par value)
  6.375% 1993 Series......................  264399635  2,400,000     $ 28.56


   THE OFFER HAS BEEN EXTENDED. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 3, 1998, UNLESS THE OFFER IS FURTHER EXTENDED.


  The following amends and supplements the Offer to Purchase dated December 18, 1997 ("Offer to Purchase") of Duke Energy Corporation, a North Carolina corporation ("Duke Energy"), pursuant to which Duke Energy is offering to purchase for cash shares of each Series of Preferred Stock and the Series of Preferred Stock A listed above (a "Series of Preferred" and a "Series of Preferred A," respectively; the Series of Preferred A being sometimes referred to herein as the "6.375% Preferred A"). Duke Energy has increased the price to be paid in the Offer (as defined below) for each Series of Preferred and Series of Preferred A as set forth above, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and the related Letters of Transmittal (which together constitute the "Offer"). Duke Energy will purchase all of the shares validly tendered and not withdrawn up to 175,000 shares sought of the 4.50% Series C, up to 300,000 shares sought of the 7.85% Series S, up to 250,000 shares sought of the 7.00% Series W, up to 250,000 shares sought of the 6.75% Series X, up to 300,000 shares sought of the 7.04% Series Y and up to 1,200,000 shares sought of the 6.375% Preferred A (each, the "Amount Sought"), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described herein. Shares not purchased, including those not purchased because of proration, will be returned as promptly as practicable following the applicable Expiration Date. Capitalized terms not otherwise defined herein have the meanings set forth in the Offer to Purchase.

  THE OFFER FOR A SERIES OF PREFERRED OR SERIES OF PREFERRED A IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED OR SERIES OF PREFERRED A. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF THE APPLICABLE SERIES OF PREFERRED OR SERIES OF PREFERRED A BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN CONDITIONS.

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's shares should either (1) complete and sign the applicable Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary specified herein, and either deliver the certificates for shares to the Depositary along with the Letter of Transmittal or deliver such shares pursuant to the procedure for book-entry transfer set forth in "Terms of the Offer--Procedure for Tendering Shares" in the Offer to Purchase or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction. A shareholder whose shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such shares. Any shareholder who desires to tender shares and whose certificates for such shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such shares by following the procedures for guaranteed delivery set forth in "Terms of the Offer--Procedure for Tendering Shares--Guaranteed Delivery Procedure" in the Offer to Purchase.


  NEITHER DUKE ENERGY, ITS BOARD OF DIRECTORS NOR ANY OF ITS EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

  Questions or requests for assistance or for additional copies of this Supplement to Offer to Purchase, the Offer to Purchase, the Letter of Transmittal for a Series of Preferred or Series of Preferred A or other tender offer materials may be directed to the Information Agent or the Dealer
Managers at their respective addresses and telephone numbers set forth on the back of this Supplement to Offer to Purchase.
                               ----------------
                    THE DEALER MANAGERS FOR THE OFFER ARE:
GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.

                               ----------------

     The date of this Supplement to Offer to Purchase is January 21, 1998.

                                  INTRODUCTION

  The following amends and supplements the Offer to Purchase dated December 18, 1997 ("Offer to Purchase") of Duke Energy Corporation, a North Carolina corporation ("Duke Energy"), pursuant to which Duke Energy is offering to purchase for cash shares of each Series of Preferred and Series of Preferred A. Duke Energy has increased the price to be paid in the Offer as indicated:

                                                                PURCHASE PRICE
                                                                  PER SHARE
                                                                --------------
      4.50% Preferred Stock, Series C ("4.50% Series C").......    $ 92.03
      7.85% Preferred Stock, Series S ("7.85% Series S").......     119.44
      7.00% Preferred Stock, Series W ("7.00% Series W").......     116.24
      6.75% Preferred Stock, Series X ("6.75% Series X").......     116.41
      7.04% Preferred Stock, Series Y ("7.04% Series Y").......     116.96
      6.375% Preferred Stock A, 1993 Series ("6.375% Preferred
       A").....................................................      28.56

(collectively, the "Shares"), net to the seller in cash, upon the terms and subject to the conditions of the Offer. Duke Energy will purchase up to the Amount Sought (as defined below) of each Series of Preferred or Series of Preferred A validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer (as described in the Offer to Purchase as amended and supplemented by this Supplement).

  Duke Energy has also extended the Expiration Date of the Offer to 12:00 midnight, New York City time, on Tuesday, February 3, 1998, unless further extended. Duke Energy will purchase all of the Shares validly tendered and not withdrawn up to 175,000 Shares sought of the 4.50% Series C, up to 300,000 Shares sought of the 7.85% Series S, up to 250,000 Shares sought of the 7.00% Series W, up to 250,000 Shares sought of the 6.75% Series X, up to 300,000 Shares sought of the 7.04% Series Y and up to 1,200,000 Shares sought of the 6.375% Preferred A (each, the "Amount Sought"), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described herein. Shares not purchased, including those not purchased because of proration, will be returned as promptly as practicable following the applicable Expiration Date.

  This Supplement should be read in conjunction with the Offer to Purchase. Except as set forth in this Supplement, the terms and conditions of the Offer previously set forth in the Offer to Purchase and the applicable Letter of Transmittal mailed with the Offer to Purchase remain applicable in all respects to the Offer. Shareholders who have not tendered and desire to do so must use the applicable Letter of Transmittal previously delivered to them with the Offer to Purchase. Terms used but not defined herein have the meanings set forth in the Offer to Purchase.

  THE OFFER FOR A SERIES OF PREFERRED OR A SERIES OF PREFERRED A IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED OR SERIES OF PREFERRED A. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF THE APPLICABLE SERIES OF PREFERRED OR SERIES OF PREFERRED A BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

  EACH SERIES OF PREFERRED AND SERIES OF PREFERRED A HAS ITS OWN LETTER OF TRANSMITTAL, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR SERIES OR A NOTICE OF GUARANTEED DELIVERY FOR SUCH SERIES MAY BE USED TO TENDER SHARES OF SUCH SERIES.

  The discussion set forth in the Offer to Purchase under "Terms of the Offer--Number of Shares; Purchase Price; Expiration Date; Receipt of Dividend" is hereby amended and supplemented as follows:

  Upon the terms and subject to the conditions described in this Supplement, the Offer to Purchase and the applicable Letter of Transmittal, Duke Energy will purchase up to the Amount Sought of any Series of Preferred or Series of Preferred A validly tendered and not withdrawn on or prior to the Expiration Date with respect to that Series of Preferred or Series of Preferred A at a price of $92.03 per Share for the 4.50% Series C, $119.44 per Share for the 7.85% Series S, $116.24 per Share for the 7.00% Series W, $116.41 per Share for the 6.75% Series X, $116.96 per Share for the 7.04% Series Y and $28.56 per Share for the 6.375% Preferred A.

  The later of 12:00 midnight, New York City time, on February 3, 1998, or the latest time and date to which the Offer with respect to a Series of Preferred or Series of Preferred A is extended is referred to herein as the Expiration Date with respect to that Series of Preferred or Series of Preferred A. If the Offer is oversubscribed with respect to a Series of Preferred or Series of Preferred A, only Shares tendered on or prior to the Expiration Date with respect to that Series of Preferred or Series of Preferred A shall be eligible for proration.

  The discussion set forth in the Offer to Purchase under "Terms of the Offer--Procedure for Tendering Shares" is hereby amended and supplemented as follows:

  The applicable Letter of Transmittal or the applicable Notice of Guaranteed Delivery previously delivered with the Offer to Purchase must be used to tender Shares of a Series of Preferred or Shares of the Series of Preferred A.

  HOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR PURPOSES OF THE OFFER AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED PRICE PER SHARE OF PREFERRED STOCK AND PREFERRED STOCK A PURSUANT TO THE OFFER. SUCH HOLDERS, HOWEVER, WILL ALSO BE SUBJECT TO THE PRORATION PROVISIONS DISCUSSED BELOW.

  The following amends and supplements the discussion in the Offer to Purchase under "Terms of the Offer."

PRORATION

  Upon the terms and subject to the conditions of the Offer, if no more Shares than the Amount Sought of a Series of Preferred or Series of Preferred A have been validly tendered and not withdrawn on or prior to the Expiration Date with respect to that Series of Preferred or Series of Preferred A, Duke Energy will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more Shares than the Amount Sought of a Series of Preferred or Series of Preferred A (or, if decreased as described herein, such lesser number as Duke Energy may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn on or prior to the Expiration Date with respect to that Series of Preferred or Series of Preferred A, Duke Energy will purchase Shares of that Series of Preferred or Series of Preferred A from each tendering holder on a pro rata basis, subject to adjustment to avoid the purchase of fractional Shares.

  If proration of tendered Shares of a Series of Preferred or Series of Preferred A is required, because of the difficulty in determining the number of Shares of that Series of Preferred or Series of Preferred A validly tendered (including Shares tendered by the guaranteed delivery procedure described under "Terms of the Offer--Procedure for Tendering Shares-- Guaranteed Delivery

Procedure" in the Offer to Purchase), Duke Energy does not expect that it will be able to announce the final proration factor or to commence payment for any Shares of such Series of Preferred or Series of Preferred A purchased pursuant to the Offer until approximately five business days after the applicable Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after such Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Managers or the Information Agent and may also be able to obtain such information from their brokers.

  All tendered Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at Duke Energy's expense as promptly as practicable following the applicable Expiration Date.

  The discussion set forth in the Offer to Purchase under "Terms of the Offer--Acceptance for Payment of Shares and Payment of Purchase Price" is hereby amended and supplemented as follows:

  Upon the terms and subject to the conditions of the Offer (including the proration provisions) and as promptly as practicable after the Expiration Date with respect to a Series of Preferred or Series of Preferred A, Duke Energy will accept for payment and pay for Shares of that Series of Preferred or Series of Preferred A validly tendered up to the Amount Sought.

  Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required.

  The discussion set forth in the Offer to Purchase under "Price Range of Shares; Dividends" is hereby amended and supplemented as follows:

  The table setting forth the price range of Shares of 6.375% Preferred A is amended by revising the last line thereof and adding a line as follows:

              4th Quarter............................ 28 5/8  25 5/8
        1998: 1st Quarter (through January 20)....... 28 3/8  28 1/4

  On January 20, 1998, the last trading day prior to the announcement of the terms set forth in this Supplement, the last reported sale price on the New York Stock Exchange per Share of 6.375% Preferred A was $28 1/4.

                          SOURCE AND AMOUNT OF FUNDS

  The discussion set forth in the Offer to Purchase under "Source and Amount of Funds" is hereby amended and supplemented as follows:

  Assuming that Duke Energy purchases the Amount Sought of each Series of Preferred and Series of Preferred A pursuant to the Offer, the total amount of funds required by Duke Energy to purchase such Shares would be $179,459,750, excluding fees and other expenses.